EXHIBIT 99

June 30, 2014
FOR IMMEDIATE RELEASE

WaferGen Bio-systems Announces Reverse Stock Split as it Pursues NASDAQ Listing

FREMONT, Calif., June 30, 2014 /PRNewswire/ -- WaferGen Bio-systems, Inc. (OTCBB: WGBS) announced today a 1-for-10 reverse stock split of its outstanding common stock.  The company completed the reverse stock split as it seeks to list its common stock on the NASDAQ Capital Market.

The reverse stock split became effective at 1:01 p.m. Pacific Time on June 30, 2014.  WaferGen’s common stock will begin trading on a split adjusted basis on the OTCBB when the market opens on July 1, 2014.  The common stock will have a new CUSIP number, 93041P 308, and will trade for 20 days under the temporary trading symbol, “WGBSD,” with the “D” added to signify that the reverse stock split has occurred.

As a result of the reverse stock split, every ten shares of issued WaferGen common stock will be combined into one issued and outstanding share of common stock without any change in the par value of the shares.  In lieu of issuing fractional shares in connection with the reverse stock split, the company will round fractional shares up to the next whole share.  Proportionate voting rights and other rights of common stockholders will not be affected by the reverse stock split.

The reverse stock split reduced the number of issued and outstanding shares of WaferGen common stock from approximately 9.3 million to approximately 930,000.  The reverse stock split did not change the authorized number of shares of common stock or preferred stock of the company or the par value of the company’s common stock or preferred stock, but it did result in a proportionate adjustment to the per share exercise price and the number of common shares issuable upon the exercise of outstanding warrants and stock options, and the number of shares of common stock eligible for issuance under the company’s 2008 Stock Incentive Plan.  Stockholders approved the reverse split at the 2014 WaferGen Annual Meeting held on May 29, 2014.

“As part of our plan to list on the NASDAQ, we are pleased with the implementation of the reverse stock split which was required to satisfy certain listing requirements,” commented Ivan Trifunovich, President and Chief Executive Officer of WaferGen. “In addition, we believe this reverse split could make our common stock more attractive to a broader range of institutional and other investors.”

Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares.  Holders of share certificates will receive instructions from the company’s transfer agent, Continental Stock Transfer & Trust Company, regarding the process for exchanging their shares.  Continental Stock Transfer & Trust Company can be reached at (917) 262-2378.

About WaferGen

WaferGen Bio-systems, Inc. is an innovative life science company that offers innovative genomic solutions for clinical testing and research.  The SmartChip MyDesign™ Real-Time PCR System is a high-throughput genetic analysis platform for profiling and validating molecular biomarkers via microRNA and mRNA gene expression profiling, as well as single nucleotide polymorphism (SNP) genotyping.  The SmartChip TE™ System is a novel product offering for target enrichment geared towards clinical Next-Gen sequencing (NGS).  The Company now also offers the Apollo 324™ product line used in library preparation for NGS.  These three complementary technologies offer a powerful set of tools enabling more accurate, faster and cheaper genetic analysis based on Next-Gen Sequencing and Real-Time PCR.

For additional information, please see http://www.wafergen.com.

Forward Looking Statements

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses, expected cash usage and our expectations concerning our competitive position and business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Contacts:

ICR, Inc.
Bob Yedid
bob.yedid@icrinc.com
646-277-1250

Proactive Capital
Jeff Ramson
jramson@proactivecrg.com
646-863-6893

WaferGen Bio-systems, Inc.
Stephen Baker
Stephen.baker@wafergen.com
510-780-2399